EXHIBIT 99.1

FTI CONSULTING, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

On August 30, 2002, FTI acquired BRS for $141.3 million in cash and 3,000,000 shares of FTI common stock, valued at $101.9 million. FTI borrowed $119.0 million on August 30, 2002 to pay part of the cash consideration for the BRS acquisition.

The purchase price includes the cash paid at closing, plus the fair market value of FTI common stock that FTI delivered to PwC and estimated acquisition-related costs. The purchase price is summarized as follows (in thousands):

Cash	$140,220
Fair value of common stock	101,880
Estimated transaction costs	1,114

$243,214

The 3,000,000 shares of common stock issued for BRS were valued using the average stock price of FTI for the five day period beginning two days before and ending two days after July 24, 2002, which was the date the transaction was announced. This resulted in an average stock price of $33.96 per share.

The fair values of the acquired BRS assets and liabilities were estimated for the purpose of allocating the purchase price at the acquisition date. The purchase price of $243.2 million has been assigned to the tangible and intangible assets acquired and liabilities assumed as follows (in thousands):

Current assets at August 30, 2002	$26,892
Fair value adjustments:
Identified intangible assets	5,100
Goodwill	238,572

270,564
Less liabilities assumed at August 30, 2002	(27,350)

$243,214

The accompanying unaudited pro forma consolidated statements of income for the year ended December 31, 2001 and the nine months ended September 30, 2002 give effect to the acquisition of BRS, including the assumed effects of the debt financing transactions related to the acquisition, as if the acquisition had occurred on January 1, 2001. BRS operated under a fiscal year ending June 30. The accompanying pro forma consolidated statements of income for both the annual and nine-month period presented have been prepared after adjusting BRS’ accounting period to conform to our year end of December 31.

The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that FTI management believes are reasonable. These adjustments give effect to events directly attributable to the transactions and do not reflect any restructuring or integration costs, or any potential cost savings or other synergies that FTI management expects to realize as a result of the transaction. The unaudited pro forma consolidated statements of income do not purport to represent what our results of operations would have actually been had the acquisition occurred on January 1, 2001. The unaudited pro forma consolidated statements of income should be read in conjunction with our historical consolidated financial statements and the historical financial statements of BRS.

Unaudited Pro Forma Consolidated Statements of Income

	Year ended December 31, 2001
	Historical FTI	BRS		Pro Forma Adjustments				Total
	(in thousands, except per share data)
Revenues	$122,317	$170,689		$(3,445)		(b	)	$289,561
Direct cost of revenues	59,074	80,840	(1)	28,895 (1,721 (937	) )	(c (d (e	) ) )	166,151
Selling, general and administrative expenses	33,085	30,828		(10,629)		(f	)	53,284
Amortization expense (a)	4,235	—		3,400		(g	)	7,635

Total costs and expenses	96,394	111,668		19,008				227,070

Operating income	25,923	59,021		(22,453)				62,491
Interest expense, net	(4,356)	(912)		(5,749)		(h	)	(11,017)

Income from continuing operations before income taxes	21,567	58,109		(28,202)				51,474
Income taxes	8,621	—		11,963		(i	)	20,584

Income from continuing operations	$12,946	$58,109		$(40,165)				$30,890

Earnings per common share from continuing operations:
Basic	$0.72							$1.48

Diluted	$0.66							$1.36

Weighted average shares outstanding, basic	17,841			3,000		(j	)	20,841

Weighted average shares outstanding, diluted	19,631			3,000		(j	)	22,631

	Nine months ended September 30, 2002
	Historical FTI	BRS(2)		Pro Forma Adjustments				Total
	(in thousands, except per share data)
Revenues	$133,556	$113,284		$(4,263)		(b	)	$242,577
Direct cost of revenues	65,512	49,669	(1)	21,050 (2,218) (765)		(c (d (e	) ) )	133,248
Selling, general and administrative expenses	32,796	23,662		(6,338)		(f	)	50,120
Amortization expense (a)	252	—		2,267		(g	)	2,519

Total costs and expenses	98,560	73,331		13,996				185,887

Operating income	34,996	39,953		(18,259)				56,690
Interest expense, net	(2,582)	(154)		(3,831)		(h	)	(6,567)

Income from continuing operations before income taxes	32,414	39,799		(22,090)				50,123
Income taxes	13,021	—		7,084		(i	)	20,105

Income from continuing operations	$19,393	$39,799		$(29,174)				$30,018

Earnings per common share from continuing operations:
Basic	$0.94							$1.29

Diluted	$0.88							$1.22

Weighted average shares outstanding, basic	20,534			2,648		(j	)	23,182

Weighted average shares outstanding, diluted	22,011			2,648		(j	)	24,659

(1)

The historical financial statements of BRS include direct cost of revenues based on the cost sharing arrangements that existed between BRS and other PwC business units. These cost sharing arrangements provided that, for all non-BRS personnel assigned to BRS engagements from other PwC business units, BRS would be charged for costs in an amount equal to the revenue generated from the services of the imported personnel. Accordingly, included in the historical and the pro forma consolidated statements of income for the year ended December 31, 2001 and the nine months ended September 30, 2002 are BRS revenues of $20.9 million and $9.8 million, respectively, without any associated gross margin because an equal amount of direct cost of revenues was also recorded. These cost sharing arrangements with PwC have been terminated as a result of the acquisition. FTI expects that all post-acquisition BRS engagements will be staffed internally and therefore believes that the lack of any gross margins reported in the accompanying pro forma statements of income is not indicative of the gross margins that FTI will achieve from the acquired business subsequent to the acquisition. If the cost sharing agreements between PwC and BRS for imported personnel were based on the costs incurred by FTI, FTI believes that the costs in 2001 would have been approximately $10.0 million lower than the reported amount of $20.9 million. For the nine months ended September 30, 2002, FTI believes that BRS-related costs would have been approximately $5.1 million lower than the reported amount of $9.8 million. See Note (2) below.

(2)	Represents operating results of BRS for the eight months ended August 30, 2002. The results of operations for BRS in September 2002 are included in FTI’s historical results.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

Adjustments to the unaudited pro forma consolidated statements of income for the year ended December 31, 2001 and the nine-month period ended September 30, 2002 in connection with the BRS acquisition are presented below:

(a)	As of January 1, 2002, FTI adopted Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets (“Statement 142”). Under the new rules, goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but are subject to impairment tests at least annually. Other intangible assets with finite lives continue to be amortized over their useful lives.

In accordance with Statement 142, FTI is no longer amortizing the $94.0 million of goodwill recorded at December 31, 2001. The goodwill amortization expense for the year ended December 31, 2001 was $5.0 million. All of the pro forma amortization expense recorded for the nine-month period ended September 30, 2002 was attributable to the estimated fair value of other intangible assets with finite lives that were recorded in connection with the BRS acquisition.

(b)	Adjustment to eliminate the portion of billable revenues of BRS partners and staff working on non-BRS related engagements. Because BRS was a division of a large, multi-disciplined business, BRS partners and staff could be assigned to non-BRS engagements. The historical financial statements include all revenues generated by BRS partners and staff regardless of the nature of the engagement. This adjustment adjusts revenues to the amounts generated from the business acquired and eliminates revenue generated from assisting other PwC divisions. FTI will not generate any revenues in the future from assisting other PwC divisions.

(c)	Adjustment to record pro forma compensation expense, including retirement and other benefits, for the former partners of BRS. Historically, the BRS statement of income excluded payments for partner distribution and profits because partners did not receive salaries as compensation for services, but rather received earnings distributions recorded as a reduction of net assets. In connection with the acquisition of BRS, FTI entered into employment contracts with 49 former partners of BRS that provide for the payment of salaries consistent with the amounts received in BRS’ fiscal year 2002 as earnings distributions. The pro forma adjustment, consistent with the employment contracts, assumes that earnings distributions to partners for each respective period were expensed as compensation. The component of the pro forma adjustment related to benefits is $1.5 million and $1.0 million for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively. These benefit costs are medical, dental insurance, 401(k), and payroll taxes, all of which are based on estimated costs that would have been incurred had these benefits been in place during the historical periods.

(d)	Adjustment to eliminate the direct costs, such as partner and staff salaries, related to eliminated revenues generated by BRS partners and staff assigned to non-BRS engagements, as discussed above in Note (b). These costs were directly related to PwC’s ownership of BRS and will not be incurred on an on-going basis.

(e)	Adjustment to reduce direct costs for pension expense eliminated in the BRS acquisition. Employee benefit compensation expense under the former PwC defined benefit and contribution plans for the year ended December 31, 2001 and eight-month period ended August 30, 2002 was $1.3 million and $1.0 million, respectively. Under the FTI defined contribution plan, employee benefit compensation expense related to BRS personnel for the year ended December 31, 2001 and nine months ended September 30, 2002 would have been $401,000 and $268,000, respectively.

(f)	Adjustment to eliminate certain non-recurring selling, general and administrative costs allocated to BRS by PwC. The BRS business has historically operated on a stand alone basis and has separately incurred and recorded technology services, human resources, finance and accounting and marketing and business development costs. The historical financial statements of BRS also include a charge for firm-wide management, technology services, human resources, finance and accounting and marketing and business development costs based on an allocation methodology. Because some of these allocated costs fully duplicate costs incurred on a stand-alone basis, FTI has made a pro forma adjustment to eliminate such duplicated, allocated overhead costs.

(g)	Adjustment to record pro forma amortization expense for the $5.1 million of other intangible assets recorded upon the acquisition of BRS. These intangible assets consist principally of engagement backlog, intellectual property and non-competition agreements. These assets will be amortized over their estimated useful lives. The weighted-average estimated useful life of these acquired intangible assets is 18 months.

(h)	Adjustment to record pro forma interest expense. In connection with the acquisition of BRS, FTI incurred $3.7 million of financing costs that are being amortized over the average contractual life of the related debt of four years. In addition, FTI borrowed $119.0 million to pay the cash portion of the acquisition cost. Based on the LIBOR rate in effect at the closing date, the average interest rate associated with the acquisition related borrowings was 4.3% at the closing date of August 30, 2002.

(i)	Adjustment to record the pro forma income tax expense for (i) the operations of BRS for which no taxes were provided in the historical financial statements because BRS was a component of a partnership, and (ii) the estimated tax effects of pro forma adjustments, all at the combined federal and state statutory income tax rate of approximately 40%.

(j)	Adjustment to increase the weighted-average shares outstanding for the 3,000,000 shares that FTI issued upon the acquisition of BRS.

Unaudited Pro Forma Statements of Income for BRS as a Stand Alone Company

The following unaudited pro forma statements of income are based on the historical financial statements of BRS for the periods presented, adjusted to present BRS as a company separate from PwC. The pro forma adjustments are described in the notes above and are based upon available information and assumptions that FTI management believes are reasonable.

	Year ended December 31, 2001				Eight months ended August 30, 2002
	BRS	Pro Forma Adjustments		Pro Forma As Adjusted	BRS	Pro Forma Adjustments		Pro Forma As Adjusted
	(in thousands)
Revenues	$170,689	$(3,445	)(b)	$167,244	$113,284	$(4,263	)(b)	$109,021
Direct cost of revenues(*)	80,840	28,895	(c)	107,077	49,669	21,050	(c)	67,736
		(1,721	)(d)			(2,218	)(d)
		(937	)(e)			(765	)(e)
Selling, general and administrative expenses	30,828	(10,629	)(f)	20,199	23,662	(6,338	)(f)	17,324

Total costs and expenses	111,668	15,608		127,276	73,331	11,729		85,060

Income from operations	59,021	(19,053)		39,968	39,953	(15,992)		23,961
Interest expense, net	(912)	—		(912)	(154)	—		(154)

Income from operations before income taxes	58,109	(19,053)		39,056	39,799	(15,992)		23,807
Income taxes	—	15,622	(i)	15,622	—	9,523	(i)	9,523

Income from continuing operations	$58,109	$(34,675)		$23,434	$39,799	$(25,515)		$14,284

(*)	The historical financial statements of BRS include direct cost of revenues based on the cost sharing arrangements that existed between BRS and other PwC business units. These cost sharing arrangements provided that, for all non-BRS personnel assigned to BRS engagements from other PwC business units, BRS would be charged for costs in an amount equal to the revenue generated from the services of the imported personnel. Accordingly, included in the historical and the pro forma statements of income for BRS for the year ended December 31, 2001 and the eight months ended August 30, 2002 are BRS revenues of $20.9 million and $9.8 million, respectively, without any associated gross margin because an equal amount of direct cost of revenues was recorded. These cost sharing arrangements with PwC have been terminated as a result of the acquisition. FTI expects that all post-acquisition BRS engagements will be staffed internally and therefore believes that the lack of any gross margins reported in the accompanying pro forma statements of income is not indicative of the gross margins that FTI will achieve from the acquired business subsequent to the acquisition. If the cost sharing agreements between PwC and BRS for imported personnel were based on the costs incurred by FTI, FTI believes that the costs in 2001 would have been approximately $10.0 million lower than the reported amount of $20.9 million. For the eight months ended August 30, 2002, FTI believes that costs would have been approximately $5.1 million lower than the reported amount of $9.8 million.